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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): August 28, 1997


                                 WORLDCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)


Georgia                          0-11258                       58-1521612
(State or Other             (Commission File                (I.R.S. Employer
Jurisdiction of                  Number)                 Identification Number)
Incorporation)


                             515 East Amite Street
                        Jackson, Mississippi 39201-2702
                    (Address of Principal Executive Office)


Registrant's telephone number, including area code:  (601) 360-8600


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ITEM 9.  SALES OF SECURITIES PURSUANT TO REGULATION S.

On August 28, 1997, WorldCom, Inc. ("WorldCom" or the "Company") issued a total of 988,781 shares of WorldCom common stock, par value $.01 per share (the "Common Stock"), pursuant to the acquisition agreement among NLnet Holding B.V., a Netherlands corporation ("NLnet"), the shareholders of NLnet and the holders of options to purchase shares in NLnet, and UUNET Technologies, Inc., a wholly owned subsidiary of the Company, and WorldCom, in exchange for all of the common stock and options of NLnet (the "NLnet Securities"), valued at approximately $33.1 million. The WorldCom Common Stock was issued outside the United States in reliance on Regulation S of the Securities Act of 1933, as amended (the "1933 Act"). No underwriters or other distributors were involved in the transaction. The holders of NLnet Securities represented that they were not U.S. persons and that they would not sell WorldCom Common Stock to U.S. persons or in the United States without complying with the registration requirements of the 1933 Act or relying on an exemption therefrom. The offer and sale of WorldCom Common Stock occurred in the Netherlands in an "offshore transaction", and neither the Company nor any of its affiliates engaged in any "directed selling efforts" in the United States (as those terms are defined under Regulation S).





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                                   SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   WORLDCOM, INC.



                                                  By:  /s/ Scott D. Sullivan
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                                                       Scott D. Sullivan
                                                       Chief Financial Officer

    September 10, 1997





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